Exhibit 3.17(f)

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:49 PM 12/28/2010
FILED 04:49 PM 12/28/2010
SRV 101240104 - 3083282 FILE

State of Delaware
Certificate of Merger

Pursuant to Title 8, Section 252 and 264 of the Delaware General Corporation Law (the "DGCL") and pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA") the undersigned corporation executed the following Certificate of Merger:

First: The name of each constituent entity is:

Kurtz Gravel Company, a Michigan corporation; file no. 150617

BWB, Inc. of Michigan, a Delaware corporaion; file no. 3083282

USC Michigan, Inc., a Delaware corporation; file no. 3169305

Superior Holdings, Inc., a Michigan corporation; file no. 026542

Builders' Redi-Mix, LLC, a Delaware limited liability company; file no. 3570796

Second: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities pursuant to (1) Title 8, Section 252 of the DGCL, (2) Title 8, Section 264 of the DGCL, (3) Title 6, Section 18-209 of the DLLC and (4) Section 450.1736 of the Michigan Business Corporation Act (the "MBCA").

Third: The name of the surviving corporation is "Kurtz Gravel Company", a Michigan corporation.

Fourth: The Articles of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

Fifth: The merger is to become effective on December 31, 2010 (the "Effective Time").

Sixth: The executed Agreement and Plan of Merger is on file at 2925 Briarpark Dr., Suite 1050, Houston, Texas 77042, the principal place of business of the surviving corporation.

Seventh: A copy of the Agreement and Plan of merger will be furnished by the surviving Corporation on request, without cost, to any stockholder, shareholder or member of the constituent entities.

Eighth: The surviving foreign corporation agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of any constituent entity which is to merge, including, but not limited to, the enforcement of any obligation of the surviving foreign corporation, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the DGCL, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such action, suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 2925 Briarpark, Suite 1050 Houston, Texas 77042.

Ninth: On and after the Effective Time, the surviving corporation will be responsible for the payment of all fees and franchise taxes of the constituent entities merging into the surviving corporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized person, this 29th day of December, A.D., 2010.

KURTZ GRAVEL COMPANY

By: James C. Lewis
Name: James C. Lewis
Title: Vice President and Secretary